Exhibit 99.1

Investor Relations:

Raul Jacob +(602) 264-1375	July 24, 2018 Southern Copper Corporation (NYSE and BVL: SCCO)

southerncopper@southernperu.com.pe www.southerncoppercorp.com

•                  2Q18 net sales were $1,837.2 million, 20.1% higher than 2Q17 due to higher sales volumes of silver (+15.6%) and zinc (+3.8%) as well as higher prices of copper (+21.4%), molybdenum (+44.4%) and zinc (+19.5%).

•             2Q18 net income was $409.6 million, 36.7% higher than 2Q17 net income of $299.7 million. Net income margin in 2Q18 was 22.3% compared with 19.6% in 2Q17. The increase was principally due to higher sales. The second quarter net income was net of a tax effect of $56.9 million due to a deferred tax adjustment and FX gain resulting from the local currency depreciation in Mexico.

•             2Q18 adjusted EBITDA was $955.2 million, 35.0% higher than 2Q17 adjusted EBITDA of $707.4 million. The adjusted EBITDA margin in 2Q18 was 52.0% compared with 46.2% in 2Q17.

•             Copper production: Copper production increased 2.0% to 219,962 tons in 2Q18 compared with 2Q17 mainly due to higher production at our Peruvian operations of Toquepala (+14.8%) and Cuajone (+15.8%) as a result of higher ore grades at both mines. This increase was partially offset by lower production at our Mexican operations.

•             Operating cash cost per pound of copper including by-product revenues credit was $0.81 in 2Q18, compared to $0.98 in 2Q17. The 17.3% operating cash cost decrease is mainly due to higher by-product revenues (+21.3%).

•             Cash flow from operating activities in 6M18 was $1,056.1 million, a 25.1% increase from the $843.9 million in 6M17. This improvement results from the strong generation of cash from operations, due to higher metal prices and cost control efficiencies.

•             Capital investments in 6M18 were $562.1 million, including $168.0 million for the Toquepala expansion, which is on schedule and on budget. The new concentrator will initiate operations in 3Q18, and is budgeted to produce 20,000 tons of copper in 2018 and 100,000 tons annually, thereafter.

•             Michiquillay acquisition: On June 12, 2018, Southern Copper signed a contract and made an initial payment of $12.5 million for the acquisition of the Michiquillay project in Cajamarca, Peru. The Company has created a multidisciplinary management team to plan the development of this project.

Michiquillay is a world class mining project with mineralized material of 1,150 million tons and a copper grade of 0.63%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years, at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2025, with Michiquillay becoming one of Peru´s largest copper mines. The project will create significant business opportunities in the Cajamarca region, generate new jobs for the local communities and contribute with taxes and royalties to the national, regional and local governments.

•                  Peru Labor Negotiations: We have been conducting negotiations with our Peruvian labor unions whose collective bargaining agreements will expire in late 2018. In the second quarter of 2018, we signed a three-year agreement with one of the six unions which include, among other things, annual salary increases of 5% for each of the three years. We continue negotiations with the other five unions.

•             Dividends: On July 19, 2018, the Board of Directors authorized a dividend of $0.40 per share payable on August 21, 2018, to shareholders of record at the close of business on August 8, 2018.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress said: “We view the recent fall in copper prices as a result of market concerns for a possible trade war between the United States and China as well as the appreciation of the U.S. dollar. However, we strongly believe that copper market fundamentals are solid, and expect a strong recovery in market prices in the coming months.”

“The continuing progress of our investment program is reflected in the consistent reduction of our unit cash cost, which has decreased by 14% year on year. We are close to completion of the Toquepala expansion project in Peru, which will add 100,000 tons to our annual copper production capacity, allowing us to reach one million tons of annual copper production by 2019, with an even lower cash cost per pound of copper.”

“Southern Copper has the largest copper reserves of the industry and operates high quality world class assets in investment grade countries such as Mexico and Peru. We are currently developing the next phase of a growth program aiming to reach a milestone copper production capacity of 1.5 million tons by 2025.”

Key Financial Data

	Second Quarter					First Six Months
			Variance					Variance
	2018	2017	$		%	2018	2017	$		%
	(in millions except per share amount and %s)
Sales	$1,837.2	$1,529.8	$307.4		20.1%	$3,678.4	$3,113.8	$564.6		18.1%
Cost of sales	851.7	804.8	46.9		5.8%	1,728.2	1,648.6	79.6		4.8%
Operating income	787.6	525.9	261.7		49.8%	1,561.0	1,096.4	464.6		42.4%
Net income	$409.6	$299.7	$109.9		36.7%	$880.3	$614.1	$266.2		43.3%
Net income margin	22.3%	19.6%	2.7	pp	13.8%	23.9%	19.7%	4.2	pp	21.3%
Adjusted EBITDA	955.2	707.4	247.8		35.0%	1,894.6	1,429.7	464.9		32.5%
Adjusted EBITDA margin	52.0%	46.2%	5.8	pp	12.6%	51.5%	45.9%	5.6	pp	12.2%
Income per share	$0.53	$0.39	$0.14		35.9%	$1.14	$0.79	$0.35		44.3%
Capital investments	266.4	252.1	14.3		5.7%	562.1	497.7	64.4		12.9%

Note: Figures in millions except per share amounts and %’s.

2Q18                         www.southerncoppercorp.com

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio.

Peruvian Projects

Our portfolio of Board approved projects in Peru has a total capital budget of $2.9 billion of which $1.7 billion have already been invested. Considering the Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our investment commitment to Peru increases to $8.2 billion.

Toquepala Expansion Project — Tacna: This $1,255.0 million project includes a new-state-of-the-art concentrator that will increase Toquepala´s annual copper production by 100,000 tons to reach 245,000 tons in 2019, a 69% production increase. As of June 30, 2018, we have invested $1,042 million in this expansion. The project has reached 95% progress and is expected to initiate production in the 3Q18.

Tia Maria - Arequipa: We have completed engineering and after having complied with all environmental requirements, we have obtained the approval of the environmental impact assessment. We are working jointly with the Peruvian government to obtain the construction license for this 120,000 ton annual SX-EW copper greenfield project with a total capital budget of $1,400 million. We expect the license to be issued in 2018.

Mexican Projects

Buenavista Zinc - Sonora: This project is located within the Buenavista facility and contemplates the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of additional copper per year. As of today, we have concluded the basic engineering and are working on the purchasing process for the main project components. The project investment budget is $413 million and we expect to initiate operations in 2020. When completed this new zinc concentrator will double the Company’s zinc production capacity.

Pilares — Sonora: Located 6 kilometers away from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator through a new off road truck road, 25 meters wide. Environmental permit studies are completed and will be presented to the Environmental Authorities. This project will significantly improve the over-all mineral ore grade (0.78% expected from Pilares vs. 0.34% La Caridad). As of today, we continue with the mine plan preparation, including the final outline design for the road through which the ore will be transported to the La Caridad mill. The investment budget for Pilares is $159 million and we expect it to start producing in 2019.

Conference Call

The Company’s second quarter earnings conference call will be held on Wednesday, July 25, 2018, beginning at 10:00 AM — EST (9:00 AM Lima and Mexico City time).

To participate:
Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	2266629 and “Southern Copper Corporation Second Quarter 2018 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
6M 2018	3.14	3.12	11.85	1.48	16.59	1,317.86

1Q 2017	2.65	2.65	7.74	1.26	17.45	1,219.36
2Q 2017	2.57	2.58	8.00	1.18	17.19	1,256.96
3Q 2017	2.88	2.89	8.05	1.34	16.80	1,277.84
4Q 2017	3.09	3.10	8.72	1.47	16.66	1,274.35
6M 2017	2.61	2.62	7.87	1.22	17.32	1,238.16
Average 2017	2.80	2.80	8.13	1.31	17.03	1,257.13

Variance: 2Q18 vs. 2Q17	21.4%	19.8%	44.4%	19.5%	(4.0)%	3.9%
Variance: 2Q18 vs. 1Q18	(1.3)%	(1.6)%	(4.9)%	(9.0)%	(1.1)%	(1.7)%
Variance: 6M18 vs. 6M17	20.3%	19.1%	50.6%	21.3%	(4.2)%	6.4%

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	%	2018	2017	%
Copper (tons)
Mined	219,962	215,632	2.0%	424,777	429,373	(1.1)%
3rd party concentrate	8,043	5,572	39.8%	24,244	14,185	70.9%
Total production	228,005	221,384	3.0%	449,021	443,558	1.2%
Smelted	153,445	151,083	1.6%	317,113	300,822	5.4%
Refined and Rod	197,448	193,688	1.9%	402,744	401,333	0.4%
Sales	217,926	223,578	(2.5)%	430,693	444,818	(3.2)%

Molybdenum (tons)
Mined	5,395	5,403	(0.1)%	10,570	10,679	(1.0)%
Sales	5,438	5,527	(1.6)%	10,682	10,769	(0.8)%

Zinc (tons)
Mined	17,983	17,815	0.9%	35,719	36,412	(1.9)%
Refined	28,392	27,803	2.1%	55,269	54,067	2.2%
Sales	29,033	27,972	3.8%	55,424	54,951	0.9%

Silver (000sounces)
Mined	4,635	3,992	16.1%	8,778	7,978	10.0%
Refined	3,400	3,492	(2.6)%	6,550	7,284	(10.1)%
Sales	5,091	4,402	15.6%	9,349	8,650	8.1%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	VAR %	2018	2017	VAR %
	(in millions, except per share amount)
Net sales:	$1,837.2	$1,529.8	20.1%	$3,678.4	$3,113.8	18.1%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	851.7	804.8	5.8%	1,728.2	1,648.6	4.8%
Selling, general and administrative	26.2	22.2	18.0%	50.3	43.6	15.4%
Depreciation, amortization and depletion	162.6	171.2	(5.0)%	324.6	324.6	—
Exploration	9.1	5.7	59.6%	14.3	10.8	32.4%
Environmental remediation	—	—	—	—	(10.2)	(100.0)%
Total operating costs and expenses	1,049.6	1,003.9	4.6%	2,117.4	2,017.4	5.0%

Operating income	787.6	525.9	49.8%	1,561.0	1,096.4	42.4%
Interest expense, net of capitalized interest	(68.6)	(73.0)	(6.0)%	(137.9)	(163.8)	(15.8)%
Other income (expense)	(3.1)	3.1	(200.0)%	(5.5)	7.8	(170.5)%
Interest income	2.8	1.3	115.4%	5.4	2.2	145.5%
Income before income tax	718.7	457.3	57.2%	1,423.0	942.6	51.0%
Income taxes	309.1	160.3	92.8%	545.7	336.6	62.1%
Net income before equity earnings of affiliate	409.6	297.0	37.9%	877.3	606.0	44.8%
Equity earnings of affiliate	1.5	3.5	(57.1)%	5.6	9.7	(42.3)%
Net Income	411.1	300.5	36.8%	882.9	615.7	43.4%
Less: Net income attributable to non-controlling interest	1.5	0.8	87.5%	2.6	1.6	62.5%
Net Income attributable to SCC	$409.6	$299.7	36.7%	$880.3	$614.1	43.3%
Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.53	$0.39	35.9%	$1.14	$0.79	44.3%
Dividends paid	$0.30	$0.12	150.0%	$0.60	$0.20	200.0%
Weighted average shares outstanding (Basic and diluted)	773.0	773.0		773.0	773.0

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,	June 30,
	2018	2017	2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,032.5	$1,004.8	$688.7
Short-term investments	50.7	50.5	40.2
Accounts receivable	963.3	976.4	743.1
Inventories	1,003.5	1,041.9	975.4
Other current assets	119.5	96.5	197.3
Total current assets	3,169.5	3,170.1	2,644.7

Property, net	9,197.6	9,099.6	8,837.5
Leachable material, net	1,103.5	977.4	890.3
Intangible assets, net	151.8	152.5	146.8
Deferred income tax	181.3	164.9	759.5
Other assets	242.2	215.6	236.5
Total assets	$14,045.9	$13,780.1	$13,515.3

LIABILITIES
Current liabilities:
Accounts payable	621.4	659.8	548.3
Income taxes	152.5	226.4	53.7
Accrued workers’ participation	115.8	176.9	84.4
Other accrued liabilities	116.5	105.2	114.4
Total current liabilities	1,006.2	1,168.3	800.8

Long-term debt	5,958.5	5,957.1	5,955.6
Deferred income taxes	37.1	38.5	165.0
Non-current taxes payable	207.1	207.1	—
Other liabilities	54.8	37.2	38.9
Asset retirement obligation	213.1	222.5	222.8
Total non-current liabilities	6,470.6	6,462.4	6,382.3

EQUITY
Stockholders’ equity:
Common stock	3,391.5	3,382.1	3,372.0
Treasury stock	(3,009.1)	(3,001.1)	(2,991.6)
Accumulated comprehensive income	6,143.3	5,726.7	5,911.9
Total stockholders’ equity	6,525.7	6,107.7	6,292.3
Non-controlling interest	43.4	41.7	39.9
Total equity	6,569.1	6,149.4	6,332.2

Total liabilities and equity	$14,045.9	$13,780.1	$13,515.3

As of June 30, 2018, December 31, 2017 and June 30, 2017 there were 773.0 million, 773.0 million and 773.0 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(in millions)
OPERATING ACTIVITIES
Net income	$411.1	$300.5	$882.9	$615.7
Depreciation, amortization and depletion	162.6	171.2	324.6	324.6
Deferred income tax	8.4	(24.0)	(15.5)	(40.6)
Change in operating assets and liabilities	(169.0)	(115.6)	(153.9)	(112.2)
Other, net	(6.9)	21.7	18.0	56.4
Net cash provided by operating activities	406.2	353.8	1,056.1	843.9

INVESTING ACTIVITIES
Capital investments	(266.4)	(252.1)	(562.1)	(497.7)
Sale of short-term investment, net	5.8	12.6	(0.2)	11.2
Other, net	0.1	0.7	0.4	1.1
Net cash used in investing activities	(260.5)	(238.8)	(561.9)	(485.4)

FINANCING ACTIVITIES
Dividends paid	(231.9)	(92.8)	(463.8)	(154.7)
Distributions to non-controlling interest	(0.2)	—	(1.2)	—
Other	0.4	0.3	0.4	0.3
Net cash used in financing activities	(231.7)	(92.5)	(464.6)	(154.4)
Effect of exchange rate changes on cash	50.3	(32.5)	(1.9)	(61.5)

(Decrease)/increase in cash and cash equivalents	$(35.7)	$(10.0)	$27.7	$142.6

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to	Second Quarter		Year to date
adjusted EBITDA	2018	2017	2018	2017
Net income attributable to SCC	$409.6	$299.7	$880.3	$614.1
Add:
Net income attributable to the non-controlling interest	1.5	0.8	2.6	1.6
Income taxes	309.1	160.3	545.7	336.6
Interest expense	68.6	73.0	137.9	163.8
Depreciation, amortization and depletion	162.6	171.2	324.6	324.6
Fuel tax refund	8.1	7.2	14.5	11.1
Less:
Environmental remediation	—	—	—	(10.2)
Equity earnings of affiliate	(1.5)	(3.5)	(5.6)	(9.7)
Interest income	(2.8)	(1.3)	(5.4)	(2.2)
Adjusted EBITDA	$955.2	$707.4	$1,894.6	$1,429.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-	2nd quarter 2018		2nd quarter 2017		First six months 2018		First six months 2017
product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	851.7	181.4	804.8	174.1	1,728.2	190.5	1,648.6	179.3
Add:
Selling, general and administrative expenses	26.2	5.6	22.2	4.8	50.3	5.5	43.6	4.7
Treatment and refining charges net of sales premiums	4.1	0.9	11.2	2.4	3.3	0.4	16.5	1.8
Less:
Workers participation	(61.4)	(13.1)	(39.0)	(8.4)	(117.3)	(12.9)	(86.0)	(9.4)
Purchased concentrates from third parties	(105.9)	(22.6)	(58.3)	(12.6)	(252.8)	(27.9)	(135.7)	(14.8)
Other charges	(22.2)	(4.7)	(44.2)	(9.6)	(78.1)	(8.6)	(116.8)	(12.6)
Inventory change	(2.3)	(0.5)	9.0	1.9	44.9	4.9	12.8	1.4
Operating cash cost before by-product revenues	690.2	147.0	705.7	152.6	1,378.5	151.9	1,383.0	150.4
Less by-products revenue	(308.2)	(65.6)	(254.2)	(55.0)	(651.2)	(71.8)	(530.1)	(57.7)
Operating cash cost, net of by-products revenue	382.0	81.4	451.5	97.6	727.3	80.1	852.9	92.7
Total pounds of copper produced, in millions		469.6		462.3		907.4		919.3